Exhibit 3.1

AMENDMENTS TO ARTICLES AND SHAREHOLDERS AGREEMENT
(PROPOSAL 6a, 6b and 6c)
Background
On February 27, 2013, the Company filed a registration statement with the SEC relating to a proposed registered offering of its Common Shares (the "Offering"). The Company also intended to apply for listing of its Common Shares on the NYSE as part of the Offering. In connection with the filing, the Board of Directors undertook an updated review of the Current Articles and Shareholders Agreement and determined that it was appropriate to amend and amend and restate the Current Articles and the Shareholders Agreement as contemplated by the Original Resolutions effective upon the Offering. The Original Resolutions were approved by the Company’s Shareholders at the Annual General and Special Meeting held on May 29, 2013. The Company ultimately decided not to proceed with the Offering and because the amendments contemplated by the Original Resolutions were conditional upon the Offering which did not occur, they did not become effective. However, on September 6, 2013, a registration statement on Form 10 relating to the Common Shares was declared effective by the SEC, resulting in the Company becoming subject to the reporting requirements of the Exchange Act, and on September 9, 2013, the Common Shares of the Company began trading on the NYSE under the ticker symbol "DOOR".
Amendments
The Board of Directors has determined that it is in the best interests of the Company and its Shareholders to implement the amendments contemplated by the Original Resolutions effective immediately after the Meeting and for that reason are proposing that the Shareholders pass the Amending Resolutions, which will have the effect of removing the condition that the Original Resolutions only become effective upon the occurrence of the Offering.
Set forth in Appendix "A" are excerpts to the proxy circular of the Company delivered in connection with the Annual General and Special Meeting of the Shareholders dated May 29, 2013. These excerpts provide a summary and background information about each of the Stock Split/Consolidation, the Advance Notice Requirement and the Ancillary Amendments (the full text of the Original Resolutions from the appendices to that proxy circular are excluded).
Set forth in Appendices "B," "C" and "D" are the Amending Resolutions, which represent amended and restated versions of each of the Original Resolutions. The text of each Amending Resolution is identical to that of the respective Original Resolution except that the section regarding implementation of the amendments has been removed (Section 2 of the Original Resolutions on Stock Split/Consolidation and the Advance Notice Requirement and Section 6 on Original Resolution on the Ancillary Amendments). The Amending Resolution relating to Ancillary Amendments also differs from its respective Original Resolution through replacement of the phrase "subsequent to the Offering" in Section 2(b) of the resolution with the phrase "subsequent to May 13, 2014.", and attaches as Exhibit I to Appendix "D" a blackline document that identifies the full text of all amendments to the Current Articles contemplated by each of the Amending Resolutions.
To be effective, each Amending Resolution must be approved by not less than two-thirds of the votes cast by Shareholders, present in person or represented by proxy, at the Meeting. If approved, the Company will be authorized to implement the Amending Resolutions at any time, although the Ancillary Amendments require the filing of an updated Notice of Articles and will not be effective until the Company completes the necessary filings for that update.
THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE AMENDING RESOLUTIONS.

APPENDIX "A"
EXCERPTS FROM 2013 PROXY CIRCULAR
Note: The appendices referenced in this excerpt have not been included. The resolutions and Articles referred to in those appendices have been re-stated and included elsewhere in the Proxy Statement, as further described under the heading "Amendments to Articles and Shareholders Agreement".
AMENDMENTS TO ARTICLES
Background to and Reasons for the Amendments to the Articles and Shareholders Agreement
On February 27, 2013, the Company filed a registration statement with the U.S. Securities and Exchange Commission relating to a proposed registered offering of its Common Shares (the "Offering"). In connection with the proposed Offering, the Company intends to apply for listing of its Common Shares on the NYSE. In connection with the filing, the Board of Directors has undertaken an updated review of the Current Articles and Shareholders Agreement and has determined that it is appropriate to amend and amend and restate the Current Articles and the Shareholders Agreement as contemplated by the Stock Split/Consolidation Resolution, the Advance Notice Resolution and the Ancillary Amendment Resolution in connection with the proposed Offering.
At a special meeting of shareholders held on March 1, 2012, the Company’s shareholders passed a special resolution (the "March 2012 Listing Resolution") approving certain amendments to the Current Articles to take effect upon a listing of the Common Shares on the NYSE, NASDAQ or on any other nationally recognized stock exchange (collectively, a "Listing"). These amendments will be implemented in connection with the Offering and are reflected in the amended and restated articles attached to Appendix "C", and include (i) deletion of the tag-along rights, the drag-along rights and the pre-emptive rights set out in Part 22 of the Current Articles, together with any related provisions in the Current Articles; (ii) removal of all remaining share transfer restrictions set forth in Part 21 of the Current Articles; (iii) removal of the maximum number of shareholders requirement; and (iv) removal of the remaining restrictive legend requirements, subject only to such legend requirements as may be imposed or required pursuant to applicable U.S. and Canadian laws or applicable listing requirements or the Shareholders’ Agreement. This summary is intended as a general summary only and is qualified in its entirety by the detailed amendments set forth in the Company’s Management Information Circular dated January 31, 2012.
Stock Split/Consolidation Resolution
The Board of Directors has determined that it is in the best interests of the Company to give the Directors the flexibility to subdivide or consolidate the Company’s share capital from time to time. At the Meeting, shareholders will be asked to consider and, if deemed advisable, to pass the Stock Split/Consolidation Resolution, the full text of which is set forth in Appendix "A" to this Information Circular. If approved, the Stock Split/Consolidation Resolution will grant to the Directors the power to subdivide or consolidate the Company’s share capital by directors’ resolution. Currently, such a subdivision or consolidation would require approval at a meeting of shareholders. It is anticipated that the directors will authorize a subdivision or "stock split" immediately prior to the Offering.
To be effective, the Stock/Split Consolidation Resolution must be approved by not less than two-thirds of the votes cast by shareholders, present in person or represented by proxy, at the Meeting. If approved the Stock/Split Consolidation Resolution will become effective in connection with, and immediately preceding, the Offering. The Board of Directors unanimously recommends that the shareholders vote in favour of the Stock Split/ Consolidation Resolution.

The persons named in the enclosed Form of Proxy, if not expressly directed to the contrary in such Form of Proxy, will vote such proxies in favour of the Stock Split/Consolidation Resolution.
Adoption of Advance Notice Resolution
The Board has determined that it is in the best interests of the Company to amend the Current Articles to include new rules regarding advance notice for the nomination of directors pursuant to the Advance Notice Resolution. Adoption of the Advance Notice Resolution will: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of the director nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote.
If adopted, the Advance Notice Resolution will authorize the amendment of the Current Articles to provide for advance notice provisions with respect to the election of the Board of Directors The advance notice provisions will fix a deadline by which shareholders must submit notice of Director nominations ("Shareholder Notice") to the Company prior to any annual or special meeting of shareholders, and specifies the information that a shareholders must include in the proper form of notice to the Company.
Subject to enumerated exceptions, the deadline for delivering the Shareholder Notice shall be: (i) in the case of an annual general meeting of shareholders, not less than 30 and not more than 65 days prior to the date of such meeting; and (ii) in the case of a special meeting (which is not also an annual meeting of shareholders) called for the purpose of electing Directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the first public announcement of the date of such special meeting.
The Shareholder Notice must set out, amongst other things:
(i) as to each candidate for nomination: (A) the name(s), age(s), business and residential address (es) and principal occupation(s) or employment; (B) number and class of shares of the Company which are controlled or which are owned beneficially or of record (C) any other information relating to the nominee that would be required to be disclosed in either: (a) a dissident’s proxy circular in connection with solicitations of proxies for election of Directors pursuant to the BCBCA and the U.S. Securities Exchange Act of 1934, as amended and the forms and regulations promulgated thereunder ("Applicable Securities Laws"), or (b) the Company’s proxy statement in connection with such meeting pursuant to Applicable Securities Laws if the nominee had been a nominee for election as Director in that proxy statement, and
(ii) as to the shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has a right to vote any shares of the Company and any other information relating to such shareholder that would be required to be made in a dissident proxy circular in connection with solicitations of proxies for election of Directors pursuant to the BCBCA and Applicable Securities Laws.
To be effective, the Advance Notice Resolution must be approved by not less than two-thirds of the votes cast by shareholders, present in person or represented by proxy, at the Meeting. If approved the Advance Notice Resolution will become effective in connection with, and immediately preceding, the Offering. The Board of Directors unanimously recommends that the shareholders vote in favour of the Advance Notice Resolution.

The persons named in the enclosed Form of Proxy, if not expressly directed to the contrary in such Form of Proxy, will vote such proxies in favour of the Advance Notice Resolution.
Ancillary Amendments to Articles and Shareholders Agreement
The Board of Directors has determined that it is in the best interests of the Company to make certain additional amendments to the Current Articles and Shareholders Agreement and to adopt amended and restated articles giving effect to all amendments approved by shareholders.
At the Meeting, shareholders will be asked to consider and, if deemed advisable, to pass a resolution (the "Ancillary Amendments Resolution") approving the following amendments and the full text of which is set forth in Appendix "C" to this Information Circular. If adopted, the Ancillary Amendments Resolution will result in the following amendments, in addition to related administrative amendments:
(i) to the Current Articles to remove provisions relating to the number of Directors, first Directors and related provisions, and to set the number of Directors at not less than 5 and not more than 15 Directors with the exact number to be fixed from time to time by resolution of the Board;
(ii) to the Current Articles and the Shareholders Agreement to remove all references to the Affiliate Transactions Policy;
(iii) to the Current Articles to remove provisions that fall away or become inoperative on the completion of a Public Offering and remove certain prohibitions on issuances of non-voting equity shares;
(iv) to the Current Articles to add administrative provisions relating to the possible certification of shares;
(v) to the Current Articles to address the quorum necessary for committee meetings;
(vi) to the Shareholders Agreement to limit Section 8.9 of the Shareholders Agreement to Registrable Securities with respect to public offerings subsequent to the Offering; and
(vi) to adopt amended and restated articles giving effect to the foregoing, the Stock Split/ Consolidation Resolution and the Advance Notice Resolution, in each case if passed, and the March 2012 Listing Resolution.
The information set out below is intended as a general summary only and is qualified in its entirety by the detailed amendments set forth in the Ancillary Amendments Resolution.
• Number of Directors
The Current Articles provide that the Company must have a Board of Directors consisting of the number of Directors that is equal to the number of the Company’s first Directors or the number of Directors set by special resolution of the shareholders. If adopted, the Ancillary Amendments Resolution will result in the deletion from the Current Articles of this provision and related provisions and set the number of Directors at not less than 5 and not more than 15, with the exact number to be fixed from time to time by resolution of the Board of Directors. In addition, the Ancillary Amendments Resolution shall delete those provisions providing for the composition and term of the first Board of Directors which are no longer applicable.

• Removal of Affiliate Transactions Policy
The Current Articles and the Shareholders Agreement provide that the Board of Directors shall adopt and maintain an affiliate transactions policy ("Affiliate Transactions Policy") which addresses conflicts of interest amongst the Directors and the Company and the duties of Directors with respect to disclosure of personal interests in a transaction. Further, the Current Articles provide that Directors or officers may: (i) act in a professional capacity for the Company (except as auditor of the Company) and receive remuneration for such services as if that they were not a director or officer; or (ii) become a director, officer or employee of, or may otherwise be or become interested in, any corporation, firm or entity in which the Company may be interested, and they shall not be accountable to the Company for any remuneration or other benefits received by him or her in such capacities, subject in each case to compliance with the provisions of the BCBCA and the Affiliate Transactions Policy. If the Company completes the proposed Offering, the Affiliate Transactions Policy will be redundant, as the Company will be required to establish a separate, comprehensive policy relating to affiliate transactions in compliance with NYSE rules and U.S. federal securities laws. If adopted, the Ancillary Amendments Resolution will result in the deletion of all references to the Affiliate Transactions Policy from the Current Articles and the Shareholders Agreement, eliminating overlap and the potential for inconsistencies among relevant standards and procedures.
• Removal of Inapplicable Provisions
The Current Articles contain certain provisions which, by their terms, fall away or become inoperative on the completion of a "Public Offering". These include: (i) provisions relating to the Shareholders’ Agreement; and
(ii) the restriction against registering Common Shares in the name of beneficial owners.
The Current Articles also contain prohibitions on share issuances until such time as the Company is no longer subject to Section 1123(a)(6) of the U.S. Bankruptcy Code. Masonite has determined that the Company is no longer subject to such Section of the U.S. Bankruptcy Code.
If adopted, the Ancillary Amendments Resolution will result in the deletion of all such references and/or provisions.
• Rules re Certificated Shares, if required
The Current Articles provide that Common Shares shall be uncertificated, unless otherwise determined by the Board. If adopted, the Ancillary Amendments Resolution will result in certain administrative provisions being added to the Current Articles relating to the possible certification of shares, including provisions allowing the Directors to establish policies and procedures regarding those certificates, including policies and procedures relating to the form, delivery, replacement and fees payable in respect of share certificates, subject to the requirements of the Business Corporations Act.
• Quorum of Committees
The Current Articles provide that each committee of the Board of Directors has a quorum fixed at a majority of its members. If adopted, the Ancillary Amendments Resolution will result in the deletion from the Current Articles of the fixed quorum and allow each committee, unless otherwise determined by the Board of Directors, to determine its quorum at a level that is not less than a majority of its members.

• The Shareholders Agreement -Limitation of Section 8.9 of the Shareholders Agreement to Registrable Securities
Section 8.9 of the Shareholders Agreement provides that in the case of an underwritten public offering of securities of the Company, each shareholder agrees, if requested by the managing underwriter, not to sell, transfer, etc. its Common Shares, or securities convertible into or exercisable or exchangeable for Common Shares, for a period of 180 days in the case of a Qualified Initial Public Offering (as defined in the Shareholders Agreement) or 90 days otherwise.
Once the Company has become public as a result of the Offering, the registration rights provided for in the Shareholders Agreement will only be available to holders of Registrable Securities. Accordingly, the Board of Directors has determined that it is appropriate to limit the application of Section 8.9, which provides for of a holdback being imposed at the request of underwriters in a future underwritten offering, to the holders of Registrable Securities (rather than all shareholders). Accordingly, the Ancillary Amendments Resolution would result in the amendment of the Shareholders Agreement to limit the holdback obligation to holders of Registrable Securities after the completion of the Offering. For greater certainty, the proposed amendment shall not affect or limit any holdback that may be required by the underwriters in connection with the Offering.
• Amendment and Restatement of Articles
If adopted, the Ancillary Amendments Resolution will authorize the Company to adopt amended and restated articles giving effect to the foregoing, the Stock Split/Consolidation Resolution and the Advance Notice Resolution, in each case if passed, and the March 2012 Listing Resolution.
To be effective, the Ancillary Amendments Resolution must be approved by not less than two-thirds of the votes cast by shareholders, present in person or represented by proxy, at the Meeting. If approved the Ancillary Amendments Resolution will become effective in connection with, and immediately preceding, the Offering. The Board of Directors unanimously recommends that the shareholders vote in favour of the Ancillary Amendments Resolution.
The persons named in the enclosed Form of Proxy, if not expressly directed to the contrary in such Form of Proxy, will vote such proxies in favour of the Ancillary Amendments Resolution.